Expense Limitation Agreement

between

New Age Alpha Trust

and

New Age Alpha Advisors, LLC

Amended Appendix A

January 19, 2022

Fund	Operating Expense Limit	Effective Date	Expiration Date
AVDR US LargeCap Leading ETF (AVDR)	0.60%	December 31, 2020	March 31, 2023
AVDR US LargeCap ESG ETF (AVDG)	0.60%	December 31, 2020	March 31, 2023
AVDR Quality High Yield Corporate Bond ETF (AVDH)	0.60%	December 31, 2020	March 31, 2023
AVDR INTERNATIONAL LEADING ETF (AVDI)	0.75%	January 19, 2022	March 31, 2024

The parties hereto agree to the terms of this Amended Appendix A effective as of the 19th day of January, 2022.

        NEW AGE ALPHA TRUST

By: /s/ Keith Kemp__________________

Name: Keith Kemp

Title: President

NEW AGE ALPHA ADVISORS, LLC

By: /s/ Armen Arus________________

Name: Armen Arus

Title: Managing Director